UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 19, 2014
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 17, 19, 20, 21, 22, 23, 24, 25, 26, 28, 29, 30, 31, 32, 33, 34, 35, 36, 38, 39, 40 and 41, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, changes in foreign currency rates, or the unpredictable acts of competitors.
COMMENT FROM MANAGEMENT REGARDING INVESTOR INQUIRIES
The Company is currently aware of some analyst reports advising investors to wait for the Company’s 8-K for further explanations regarding the Company’s recent quarterly earnings release.

To that point, we direct you to the Company’s recent earnings release which contained the following statement:

"Investors may submit written questions via e-mail to: investors@expeditors.com. Questions received by the end of business on May 9, 2013 will be considered in management’s 8-K “Responses to Selected Questions” expected to be filed on or about May 16, 2014."

The by-line of our 8-K has always been “Responses to Selected Questions.” In the previous two earnings releases, and granted we did not put the "request tag line” on the February year-end earnings release, there were no questions submitted. With no questions asked, the end result was no 8-K was published.

The Company did receive three sets of questions after the most recent earnings release (and two of those sets had many sub-questions, many of which made up the bulk of this 8-K). Only one set of the questions we received was from analysts who had informed investors (and would-be investors) of the need to wait for management’s elaborations that would be contained in the pending 8-K. We would comment that the more questions we receive, the greater the opportunity we have to be more expansive in the 8-K.

Our thought process then takes us to the question of whether or not investors are still interested in an 8-K "Question and Answer" type of approach, or, conversely, are our 10-Q and 10-K disclosures sufficiently detailed and descriptive so as to negate the need for further communications in the 8-K Question and Answer format. As a management group, and despite how time-consuming these are to prepare, we've seen great value and efficiency in being able to answer shareholder and prospective investor inquiries directly. It also allows us to address a broader, but equally important, audience: our people, customers and service providers. These 8-K filings do take time, particularly since we are committed to doing them ourselves versus having them "ghost written." In the long run, however, we think we have been able to reach a much larger constituency more efficiently and more effectively via this medium than in any other way. It has also allowed us to share our thoughts and clarify our positions while at the same time creating a lasting body of knowledge about the logistics industry in general and Expeditors in specific that can be referred to and built upon. Ultimately, it is the perceived benefits to our shareholders that determines value. To paraphrase the Nobel Laureate economist, Milton Friedman: "You vote with your questions.”
SELECTED INQUIRIES RECEIVED THROUGH MAY 9, 2014

1.    Can you provide any color as to what end markets are driving the acceleration in airfreight volumes that you saw during the quarter, and in particular in relation to your comments around the business accelerating in the last part of the quarter?

What we saw (and while we're not sure how representative what we saw might relate to the economy generally) was what one would usually expect to see in the end-of-the-first-quarter rush. There were a lot of high-tech shipments, some pharmaceuticals as well, and a standard dose of industrial and consumer products. The month of March, by its nature, is always very seasonal for airfreight, the largest month of the quarter, and typically rivals, when it does not exceed, October for being the strongest airfreight month of the year based on tonnage.

2.    What amount of revenue does Transcon contribute to Customs Brokerage? What’s your assessment of how that service is developing from growth, profitability and competitive standpoints? Are you doing intermodal and using the rails? How about Mexico and cross-border? We were wondering if you could provide your revenue and operating income contribution from Mexico. How has this changed over time?

Transcon, while growing in both profitability and strategic importance, has not yet reached the prescribed threshold where we need to break it out separately from Customs Brokerage, which means that it is still less than 10% in Gross Revenue. Transcon's strategic role extends beyond the core product offering of managing intra-continental time definite logistic needs by creating synergies with our other more traditional (i.e., Air, Ocean and Customs Brokerage) products. Transcon allows us to be more competitive in our international transactions being on-forwarded to inland points. The Transcon product does this by leveraging its domestic network to provide lower costs on the domestic legs of our international moves, all the while profitably growing their point-to-point domestic network.

We do have intermodal capabilities utilizing rail that we make use of as profitable opportunities come available. We have a very strong Mexican cross-border product that is anchored by our very strong Customs Brokerage market share on both sides of the border. We have some extremely talented people managing and working in our border offices and the degree of coordination of two offices, working in two countries, leveraging our transportation and brokerage system capabilities has been one of the real success stories of Expeditors. We've gone from anonymity to notoriety on the border in less than 20 years.

Mexico's results are included within our "Other North America" segment results in our SEC filings. We've never broken Mexico out separately. Mexico and the US offices on the US Southern border are managed by a very talented team led by one Regional Vice President and a very experienced group of District Managers. If you combine the results of both Mexico and our US Southern Border offices that report to that Regional Vice President, from a year-to-date profitability standpoint, that region constitutes the second most profitable region in North America.

3.    We'd love to meet with Jeffrey Musser. Can we bring a group of investors to Seattle to meet him and any other members of management that would be willing to offer some time and insights?

We do accommodate visits by investors if we are not in a quiet period and the anticipated visits do not conflict with employee or customer demands. So the short answer is that is possible. The more expansive answer is that it is possible within scheduling exigencies that prioritize running the business.

4.    You talk about an interest in gaining share. Where are the most opportunities right now? Are you looking to expand your presence in current lanes or add new lanes? Are you gaining more share of transport spend with current customers or focusing more on adding new ones? Are you focused more on share gains in ocean, air or customs brokerage?

Our interest in gaining market share is inclusive of all products and lanes. If there is profitable business we can expand into, we want it. There are some lanes and opportunities, however, which we feel are more promising than others. We are certainly focusing on our existing customer relationships to identify additional business opportunities with them, while at the same time, leveraging our network and our systems to gain more new customers. We are looking to grow our market share in all of our core and strategic products.

5.    Who are you expecting to win share from most? Other larger forwarders or smaller competitors? Do you see a trend of customers moving toward larger forwarders at the expense of your smaller or more niche-focused peers? If so, what do you think are the key reasons for this?

Just as our market-share focus is inclusive of all products and lanes, we’re really not very discriminating as to whom we gain market-share from in the competitors' context and much more focused on whom we receive market share from in a customer context. We particularly look for commercial opportunities where we can drive synergies among product and service capabilities we already have deployed. We think that, to the degree we can address different logistics needs using our common platform, the higher the quality of our market share gains will be, and the further we can extend our reach.

Over the past several years, as consolidation has hit our industry and as supply-chain needs have required more intensive and more complicated IT investments, there has been a trend for larger forwarders to service the more sophisticated supply chains.

6.    Are you looking to gain share by adding new or expanded services? What does your current customer mix look like and do you see it changing meaningfully going forward as you target more or different verticals (i.e., mix of tech, perishables, healthcare, etc)?

We think our answer to Question 5 above addresses the first part of this question. We would refer you to our response to question 19 on the Selected Inquiries Received Through August 13, 2013 filed on September 17, 2013 for the response to the second part of your question.

7.    What are Jeffrey Musser's top priorities over the near term? How about the long term? We'd like to better understand how his approach may differ from Mr. Rose's and what kind of impact that may have on financial, strategic direction, return of capital to shareholders, etc.

The Company has announced that it is conducting a strategic reassessment. That is certainly a priority of Mr. Musser's right now. Mr. Musser has also been most adamant in his reassurances, internally and externally, of what will not change -- namely, the values that have always formed the foundation of Expeditors' culture. Despite his relatively young age, has worked at Expeditors for 31 years and understands that the true accomplishments of Expeditors could only have been achieved through people united by a common culture working in an environment that allows them to grow and flourish as they meet customers' increasingly sophisticated supply-chain needs.

8.    Do you foresee the market share shift from air to ocean accelerating or decelerating in any meaningful way from here?

Airfreight is typically high-value and time sensitive cargo. The shift from airfreight to ocean freight, in many cases, is a natural market reaction to a reduction in relative value of goods in transit. Sending a laptop computer selling for $500 today via ocean freight doesn't sound very strange and certainly not as strange as it would've sounded to ship via ocean a laptop that sold for $3,500 ten years ago. Factoring in the improvements in supply-chain management techniques and enhanced ocean carrier handling capabilities makes selecting ocean freight, with its favorable cost advantage, a more viable option. We do believe, however, that some point of equilibrium will eventually be achieved. In the interim, we think we'll see acceleration at a decelerating rate.

While speaking of this airfreight to ocean freight shift, we would be remiss if we didn't highlight an associated trend that seeks to "double down" on lower transport costs but also seeks to keep or even expand the legal liability limits in place that by Convention have applied to airfreight. Shippers are attempting to transfer increasing amounts of the risk to the logistics provider as they make this shift. When shippers trade down to much lower-cost ocean freight options, but insist on the same liability standards enjoyed when paying for higher yield, time-definite airfreight, and forwarders accept this shifting of risk, the resulting instability undermines the long-term goals of supply-chain stability.

These risk/return ratios make little or no rational economic sense, particularly if one really understands the relative difference in unitary profits that are made sending goods by air as compared with the much lower unitary profits realized when sending freight by ocean. We assume that most logistics providers, as we would, view the concept of making less money while at the same time agreeing to a significantly higher level of legal liability as a losing proposition. It is literally like demanding comprehensive collision car insurance for free. Somewhere, someone eventually has to pay for the costs associated with that higher risk. Sure, some can believe they were born lucky. But as the saying goes, Las Vegas and Atlantic City were built by "lucky" people. Sooner or later when the grim reaper of risk shows up, and he comes for all of us, you pay the unrealized hidden costs you'd been incurring all along but had convinced yourself you'll never have to pay, just like those "lucky" people that throng to Las Vegas and Atlantic City, convinced they'd never lose what they ultimately lost. At the end of the day, increased liability equals increased costs. The only thing that is not known is when you'll pay.

Overall however we're not too concerned by the fact that there is an airfreight to ocean freight shift. Opportunities to assist customers in rationalizing their supply chain options by optimizing their supply chain costs has historically bred other opportunities for us.

9.    What is your view on the P3 and its potential impact on capacity and price volatility? What do you think are the key implications of the alliance's approval and do you expect further such arrangements?

With respect to whether or not there will be other similar arrangements, it would seem just from observation that will depend upon just how effective P3 actually proves itself to be. While, in theory, the three largest carriers banding together to share physical assets, while maintaining separate marketing and service organizations, sounds compelling, how well it actually works in practice can only be determined after it's been operating for a while. We don't believe that the glut in ongoing ocean carrier capacity is something that is going to go away in the short-term, if ever. If things turn out well for the carriers involved with the P3 arrangements, we think it would be unusual for similar arrangements not to emerge. Whether those additional arrangements, likely lacking P3's capacity, can emulate P3 or not, only time will tell.

10.    What kind of impact on pricing (magnitude and volatility) do you think an increased amount of belly capacity will have? We know this shift hasn't had a meaningful impact on profitability vs. five years ago, but do you expect this to change much over the next five years?

As air carriers start to deemphasize operating all cargo freighters, belly space options have fortunately proliferated. Since belly space is a secondary source of revenue, routing and service are defined by passenger demand on particular lanes. Further, and for the same reason, airlines are much more marginal cost versus marginal revenue focused and in most instances belly space actually can offer more flexible pricing options. Having adapted to the shift to belly space, we like the benefits of being able to offer more flexible routings and pricing solutions to our customers. We've learned to operate just fine in this environment, and don't see any marked difference in how we manage increases in belly space capacity in the current market conditions from how we managed increases in all cargo freighters in the former market environment.

Sometimes though, the more things change, the more they stay the same. According to our carrier contacts, the A-380 aircraft, while prized for its efficiency and cost effectiveness in moving large numbers of passengers on a single flight (between 525 passengers in a standard 3-class configuration to over 850 passengers in an all economy configuration), has very limited cargo capacity and is limited, because of its enormous size to routes with heavy passenger density. Coincidently, those routes typically have a lot of airfreight cargo traffic. It takes a lot of belly space to accommodate the luggage for 525 to 850 passengers. So much so, in fact, that there isn’t enough left to service air cargo demand in a lot of instances. These combined dynamics could signify that, at least on some major routes, as the A-380 is positioned to handle passengers, alternative options, possibly even freighters, may have to be deployed to handle the airfreight requirements.

Given that, we feel pretty good at this stage about how we'll operate in this environment in the future.

11.    Can you please provide some more detail on the comprehensive strategic reassessment? Which goals or areas are most important? Over what time-frame are you expecting to finish the reassessment and implement any changes? Should we think about material cost reduction opportunities? New service offerings? Acquisitions? Do you have any financial targets we can consider as a result of these actions? What milestones can we look to gauge your progress?

Let's start with the observation that many elements of our strategy will remain confidential (for obvious competitive reasons). We should also point out that the primary purpose of a strategic assessment is to evaluate and prioritize opportunities so as to concentrate resources and focus the organization's attention on those opportunities that provide the greatest potential for growth and profitability in the future. This also means not committing resources or organization focus to opportunities which have lower potential for positive payoff. We are in the initial stages of reviewing which lower cost opportunities and new service offerings we may decide to focus on. Our initial foray into the strategic assessment suggests that there may be several areas of low-hanging fruit where re-directing resources and adjusting concentration and focus can help us revitalize the growth potential in our network. These areas will help us take greater advantage of the fact we compete in a very large market against competitors who individually, for the most part, have relatively small percentages of overall market.

Believing that our culture and people are paramount to providing best-in-class customer service, we are, not surprisingly, very organic-growth focused. The value and benefits of culture have to be taught, and appreciated and voluntarily embraced. The culture cannot be "force-fed" like a goose being subjected to the foie-gras production process, as a mega-merger event can create and still be the same reliable and effective component of what otherwise makes the wheels go round at Expeditors. Growing organically is the background we come from and that is the expertise we've developed among our management team. However, in reality, we've also done a lot of small strategic acquisitions along the way, not to get bigger, but primarily to get better. For instance, we filled out some strategic "holes" in our network through a series of geographic acquisitions of agents in key markets. We've also done small acquisitions to acquire specific technology and expertise. For example, we have in the past purchased for a very small price resources on which we could realize a disproportionate return by leveraging what we had acquired across the entire network. But we've made these acquisitions only when we've convinced the acquired company of the benefits of our culture and watched it embrace that point. In some ways, it is a trial by ordeal for them and we deliberately take a lot of time to access cultural acceptance before we acquire. Thereafter, we put them on Expeditors' systems immediately and support them with seasoned experienced Expeditors' people to complete the cultural and commercial transition. We'll continue to assess those kinds of acquisitions.

Our strategic assessment is still in a relatively nascent phase. We spent most of the time to date conducting baseline assessments to define where we actually are in the markets we currently are involved with. This process focused on using hard data and factual assessments in taking a long hard look at where we are now, where we think we have the potential of going in the future and enumerating possible options for getting us there, both those we already have and what we might need to invest in. We've also spent time, as part of this process, rigorously assessing what we've called the Expeditors "orthodoxies." These are the things we do, both written and unwritten in many cases, that are "baked" into our DNA and that manifest themselves in our operating modus operandi. This exercise was begun to objectively dissect those orthodoxies, and reassess their impacts, both positively, and negatively (if at this stage, they are in fact negative for the Company in light of the demands and needs in today's logistics market). By forcing ourselves to define why these various orthodoxies exist, and analyzing what benefits we derive from them, or what their costs are, we are able to either reject or reaffirm their value. In reality, we think we'll reaffirm most of the "orthodoxies" that we always stood by and will do so not because we don't understand them, but because we do, and are now better able to define their value. We're still working on this part of the process.

At present, we are working on creating a set of strategic hypotheses, for lack of a better term, of what the best options are for Expeditors to pursue in order to increase profitable growth through sustainable operations conducted on an even larger scale. Once that exercise is complete, we'll "stress-test" those hypotheses to make sure they address any obstacles we've identified that need to be overcome for them to take us in the strategic directions we'll identify for the best corporate returns.

Upon the completion of the stress testing, we'll create strategic implementation plans complete with appropriate benchmarks, performance management metrics, implementation sequences and time lines. At that point, we'll begin the process of implementation in earnest. This will of course include a comprehensive internal communication plan that will help focus and direct our employees, as we measure our progress, globally, on how well we align in pursuing the same strategic objectives.

The implementation of strategic change is ongoing and never stops. The initial changes will be more radical and probably more noticeable. Some of the changes we make will be structural, in fact, and in fact we've already announced some of those. We actually think the process of identifying markets and opportunities and stress-testing could be concluded in the next 90 days. The process of creating performance management metrics and associated communication and implementation plans probably will not be finished until sometime in September.

Finally, we’ll end the way we began, but emphasizing that because of competitive concerns, many elements of our strategy will remain confidential.

12.    Should we think about this focus on costs as necessary because you think the pricing environment will remain very challenging? Do you think more meaningful price increases will be difficult to secure even as volumes increase? Have you seen any changes in the competitive dynamic? Are you seeing any irrational pricing by forwarders in the air freight market? How about ocean?

We're not sure where the idea came from that a concern over costs was the driving focus of our reassessment efforts. It's certainly rational in assembling strategic priorities, to assess where the best cost benefit opportunities exist. The competitive dynamics have been, and will always be, changing; that's why they're called "dynamics." With respect to irrational behavior, we're actually seeing more irrational acceptance of very onerous contract terms and conditions that shift prodigious quantities, in some cases immeasurable quantities, of potential risk with VERY LONG TAILS to the logistics providers, than we are seeing irrational pricing.

This behavior, coupled with the pressure to extend trade credit (payment) terms, puts a real crimp on effective cash flow management. There is a trend in the business to move to 90-day payment terms to be able to gain new share or, more alarmingly, to simply keep existing share. When you don't have the ability to extend payment terms to your service providers (with the financial condition a lot of the air and ocean carriers are in right now, extracting longer payment terms is almost the business equivalent of tripping someone walking on crutches), agreeing to be "cash out" for 60 days seems ridiculous. Sooner or later, you run out of money and have to strike up a "partnership" with a bank, which have a history of not ending well in this business.

13.    Do you plan on adding or reducing headcount in any particular geography or business line?

No.
14.    Can you please provide some more detail on your monthly air freight volume trends during 1Q14 as we saw an acceleration in growth from +3% in January to +7% in March. Can you discuss in more detail what is behind those figures - category of shipments, customer mix, weight impact, 2013 comps, EXPD's relative performance vs. industry trends, etc. Also can you please provide some color on how your air freight volume have trended so far in 2Q14? Do you expect your volumes will grow at a higher, lower, similar pace to the industry in 2014 (for both air and ocean)?

As we noted in our response to Question 1 above, March is the strongest airfreight month of the first quarter, and often of the entire year. Because of the freight volumes we have moving to-and-from Asia, the timing of Chinese New Year has a marked impact on what January or February may look like on a comparative basis. Chinese New Year, as you may know, being based on a lunar calendar, varies significantly as to when it may occur during January and February, which is why we typically look at January and February together for comparison purposes. On that basis, the distribution of freight throughout the first quarter of 2014 was consistent with the prior four years. March 2014 airfreight volumes were the highest monthly volumes we've experienced since March 2011.

We would always hope that we grow our volumes at a faster rate than industry trends.

15.    Do you have a specific quiet period before each earnings release? I know many companies choose not to speak with investors from the day the quarter ends until they report their financials, but I was hoping you could clarify if you have any such a policy in place.

Yes, we go into a quiet period on the 15th day of the last month of the quarter and remain in our quiet period until earnings figures are released. With the exception of the three extra weeks at year-end for the auditors to finalize our audit, we release earnings on the first Tuesday of the month after we're quiet 45-50 days a quarter (roughly 6-7 weeks, or 50% of the time) and quiet nine weeks, on average at year-end.

16.    Can you provide us with a little bit of Jeff Musser's background? What were his responsibilities at Expeditors prior to taking over as CEO?

Mr. Musser has a 31-year tenure at Expeditors, that is impressive in its own right. It is particularly impressive when one reviews our most recent 2013 Form 10-K (filed on February 27, 2014) and notes that he is only 48 years old. Perhaps the most concise way to briefly describe Mr. Musser's career history at Expeditors is to reprint his biography contained in the above-referenced 10-K:

"Jeffrey S. Musser joined the Company in February 1983 and was promoted to District Manager in October 1989. Mr. Musser was elected to Regional Vice President in September 1999, Senior Vice President-Chief Information Officer in January 2005 and to Executive Vice President and Chief Information Officer in May 2009. On December 19, 2013, Mr. Musser was appointed as President and Chief Executive Officer to succeed Peter J. Rose as Chief Executive Officer effective March 1, 2014 and was elected by the Board of Directors as a director effective March 1, 2014."

The press release announcing Mr. Musser's election to the President and CEO position also contains some interesting background on Jeff's achievements at Expeditors. It can be found on the investor portion of Expeditors' website at:

http://investor.expeditors.com/pdf/pr/Jeff_Musser_CEO%20Announcement.pdf

17.    What is Mr. Musser's view of Expeditors’ unique business model and how it compares to standard freight forwarding business models? What elements of Expeditors does he want to keep intact and what changes would he like to implement?

Having worked at Expeditors for 31 years, Jeff believes that it is the unique culture of the Company that is the source of its success. He believes that the Expeditors' business model, to the extent it is viewed as unique, is really an extended embodiment of the Company's culture. It is a culture of continuous improvement and unlimited opportunity. It is a culture that fosters meritocracy by allowing people see the fruits of their labors monthly in their paychecks. This is made possible and sustained by Expeditors' incentive compensation model. Twenty-five (25) percent of operating income, after a deduction for a Corporate Management fee of 10% of net revenue, is reserved as a field bonus. There is no cap on this amount, but the branch bears the full responsibility of ownership. Do something really stupid, it impacts your team, maybe for a long time. It's a cumulative bonus. Any losses must be made up before bonuses can be paid. Incur a bad debt, it comes out of your P&L. Incur a bad debt beyond the Corporate approved credit limit, you pay the loss beyond the credit limit back dollar for dollar(or Euro per Euro, etc.) from the bonus until it is entirely recouped. Eighty (80) percent of the 25 percent is retained in each branch, which is an individual profit center; the other 20 percent going to the Regional Vice President's staff. The District Manager is expected to use that bonus to compensate his or her people to both motivate and retain key talent. Typically in our branches, there is a saying that the DM is paid last. By this we mean that the DM takes care of his or her key managers and supervisors before determining how much of the bonus he or she will receive. As we noted in our response to Question 7 above, Mr. Musser is adamant that our culture will not be changing.

With respect to changes, the outcome of our strategic assessment will result in a strategic plan for refining our focus around those opportunities that are most promising from a growth standpoint, and excluding additional focus and recourse allocation to perceived opportunities that are less promising. What those exact things are have not been expressly determined at this phase of the assessment. Mr. Musser has, however, already moved to change our organizational structure by dividing our Asia region into the more easily managed North Asia and South Asia regions. He also has separated the former EMAIR region into two separate regions: a European region and another region with branches in the Near and Middle East, Africa, the Gulf States and the Indian sub-continent. There are also plans to separate the Americas region into North and South America at some future date. Mr. Musser thinks having smaller, more nimble regions which will allow for more management focus on smaller growing offices and greater management exposure to customers and employees, which will then facilitate consistent alignment.

18.    Please discuss the recent changes at the Board, including Peter’s retirement, and how they will impact your ability to implement change at EXPD.

Mr. Rose was one of our founders and leaves a lasting legacy at Expeditors. He was entrepreneurial, and that part of his personality permeated the Company from top to bottom. In Peter's world, if you treated customers better than anyone else and you executed better than anyone else while offering a fair (but not necessarily the lowest price), you'd get more business than anyone else. He believed in Expeditors enough to pour every dime he had into Expeditors when he and his founding partner James Wang started the Company. His belief in Expeditors and in the people he hired, trained and mentored to manage it never waned. Mr. Rose knew what motivated his people. He understood that cultivating and maintaining a unique winning culture was essential to perpetuating a winning team. He also instinctively knew when his presence could overshadow his Management team's ability to strategically address the Company's position and he left to emphasize that he had no doubts in his team's ability to effect the changes they felt they needed to make as management of Expeditors transferred to them.

So, as you saw last week, he decided to resign as Chairman of the Board, a position he was just elected to, such as to remove any doubt that he worried his team might have the ability to effectively make the strategic changes they need to make for the future of our Company.

19.    EXPD reported record share buybacks in 1Q. Does this signal a major change in the company’s view on cash? Do you expect to authorize a larger buyback as the current buyback allows for only 7M more shares to be repurchased?

We did report record buybacks during the first quarter of 2014 and called that out in our earnings release. We would also point out that, in the last quarter of 2013, we also reported record buybacks. While much less than we recorded during the first quarter of 2014, they were still significant from a trend perspective.

Share buyback authorizations are made by the Board of Directors. The Board readily approved the authorization to buy-back shares down to the 190 million share level. At this point in time, we see no reason why, if or when the need arises, the Board would not readily approve a buyback authorization to systematically retire another 10,000,000 shares below the existing 190 million shares outstanding.

We've always believed that actions speak louder than words. We have generated a lot of cash over the past five years. We started increasing our buyback activity in 2012 and 2013 and had the opportunity to get particularly aggressive in the first quarter of 2014. We think what we've done has been noticed in the way we hoped it would. We're not sure that we'll buy back 5.7 million shares of stock every quarter, but deploying cash in the most efficient and shareholder beneficial way, be that investments in the business, increased dividends or increased share repurchases is something that we're going to be more aggressive about as we move forward.

20.    Your 1Q release talked about a strong finish in 1Q. Is that on the volume side, or the net revenue side? When do you expect net revenue to start growing faster than volumes?

The strong finish was both tonnage and net revenue on the airfreight side and container volumes on the ocean side. Net Revenue versus Gross Revenue ratios are on average reflections of over or under capacity. Net Revenues growing faster than Gross Revenue is not a sustainable situation in the long-term, albeit it could happen in very short-terms.

21.    To what do you attribute recent strong volumes to? Market share gains? The economy? What kind of volume growth do you expect the rest of the year?

Some market share gains. Having the right customers. Maybe some part of that has to do with the underlying economy, but that part, at least as we see it, is still not as robust as many want us to believe. We're not much into projections, as you are aware, so we'll not comment on the year.
22.    Given stronger volumes, what kind of air and ocean pricing do you expect this year? When should pricing turn positive? Are you thinking about locking in more air or ocean capacity to prepare for higher rates?

There is still a lot of excess capacity in both the airfreight and ocean freight markets. That typically creates "softer" pricing environments. It's been said that war from a soldier's perspective is days of boredom punctuated by minutes of sheer terror. The same can be said about ocean and air pricing, even in "soft" pricing environments. As carriers adjust or redistribute their assets to optimize their asset utilizations, disconnects on lanes can occur when disruptive and unanticipated events occur. Things can change very quickly.

23.    Discuss the competitive dynamic with freight forwarding? Are you seeing more or less competition? Is weaker demand causing more competition?

In the logistics industry there is always competition. Whether or not we see more or less, is irrelevant because it is always there and it is always intense.

24.    What are you hearing from customers ahead of the ILWU contract negotiations? Do you expect to see freight accelerated in 2Q? Do you expect to see freight diversions? Is this a good thing for Expeditors?

Customers are obviously making contingency plans. Those plans vary according to customers' needs. Ocean freight customers are, in some instances, looking at routing alternatives through Canada. Airfreight customers are also working to secure a guaranteed lift should a disruption occur. If the strike actually occurs, we would expect to see any number of diversions or other alternatives put into play. But, in general, we can expect the supply-chains to be in varying stages of chaos for a while. While there would undoubtedly be a spike in airfreight should a strike occur, when we take everything into account, we have a hard time seeing how any kind of a disruption in the supply-chain of that magnitude would be good for anyone.

25.    What % of your business is tied to e-commerce? Is e-commerce a good or bad thing for freight forwarders? Is it bad because it might favor integrators?

Directly, not much. Indirectly while we provide services to many customers who turn around and sell what we've delivered to them through e-commerce channels, it's difficult to tell how much of what we do eventually ends up in an e-commerce channel. We do know that we carry a lot of goods that are subsequently sold through either conventional brick and mortar stores or e-commerce channels. We haven't yet decided if we think e-commerce is a good or bad thing for freight forwarders. We do think there are a lot of other conventional opportunities that provide more promise for Expeditors right now, so we'll focus on those while keeping one eye open on the e-commerce developments.

26.    What % of your Asia business comes in/out of China? How are you positioned as freight increasingly moves out of China and to other parts of SE Asia? How are you affected by recent trends, including the shift of production back to Mexico and the U.S.?

Revenues in-and-out of China, including Hong Kong, were 33% of total Expeditors' revenues and 65% of total Asia Pacific revenue during in 2013.

We're positioned very well for shifts of production out of China into other Southeast Asia countries. We have full service offices in Vietnam, Thailand, Indonesia, Malaysia, the Philippines and Cambodia, as well as Bangladesh, not to mention other alternative countries who have benefited from such moves out of China, like India, Mexico and locations in Eastern Europe.

We have a very strong Mexico presence and our Transcon product allows us to be very competitive and strategic moving goods in and out of Mexico.

27.    What percent of your overall net revenue touches Asia? What percent of net revenue comes from Asian exports to the US? What is EXPD’s market share on Asia to US trade in both air and ocean freight? How do you allocate gross revenue, net revenue and operating income geographically?

Net revenues in and out of Asia Pacific were 30% of total Expeditors' revenues in 2013.

About 24% of air exports move from Asia to North America and about 38% of ocean freight exports move from Asia to North America. Our market share varies on the Asia/North America route, depending on the specific lanes involved, ranging from minimal 1-2% in some markets to nearly 9% in others.

We don't allocate Gross Revenue, Net Revenue or Operating Income among offices around the world. Rather we share profits on each shipment by accruing a cost at origin, in the amount that the destination office will be paid, by origin, to handle that shipment at destination. In some instances the destination office will actually clear the shipments through customs and bill the origin back for that service separately.

How the amounts are paid is determined by intercompany agreements and based on a long-standing convention. For each shipment, either a "sales commission" -- a fixed percentage of airfreight revenue (for instance, 5% of port-to-port airfreight), or a "profits share" -- (total revenues less total cost multiplied by 50%, for instance), are calculated and recorded as an additional cost at origin and conversely, as a profit at destination.

28.    How is Expeditors procuring capacity in airfreight in 2014? How about ocean freight? How much air and ocean capacity does Expeditors typically lock down in advance? Has this changed over the last few years?

We're asked this question a lot. We always decline to answer for what we hope are obvious competitive reasons, both on the buy and the sell side.

29.    What percent of your customers book air and ocean capacity on spot market rates rather than contractual? Has this changed historically? What is the length of a typical customer contract?

Typically spot rates are offered only by asset-based carriers. It would be very unusual for us to offer spot- rate pricing. If our customers have their own contracts with the ocean carriers, they can take advantage of spot rates. We wouldn't be part of that negotiation. We certainly take advantage of spot markets where they make sense, and where they don't conflict with contractual relations. This has not changed over time and we don't expect it to change. Customer contracts with Expeditors vary in length and terms. Generally, customers are not obligated to tender freight to Expeditors even if we have a contract in place, except in the event we have executed a filed ocean freight services agreement with a customer, which requires a customer minimum commitment of freight. When they do tender freight, the terms of the contract negotiated with them govern salient commercial concerns of the conveyance.

30.    How quickly does Expeditors typically pass through increases and decreases in underlying freight rates to its customers? Has the lag time changed over the last five years and do you expect it to change over the next five years? What is your outlook for underlying air and ocean pricing in 2014?

Unfortunately, there is no uniform time lag between how quickly increases and decreases in freight rates are passed on to customers. Obviously it is more difficult to raise rates than it is to lower them. Typically we have to react very quickly to market rate reductions, because to do otherwise would risk damaging our customer relationship. In the (very long) past, increases in peak season rates were handled in more orderly ways. Advance notice of at least 30 days was given by the carriers and this allowed ample time to negotiate the changes, if any, with our customers in an orderly manner.

In today's environment, carriers move much more quickly to raise rates and often times the time lag between when a carrier announces they are implementing a rate increase and when that rate increase becomes effective, can be much shorter than the 30 days we were accustomed to having. In some instances, it can be only a matter of a few days. Given the excess capacity in the market, the increasing trend of scheduled carriers getting out of the dedicated freighter market, and the use of passenger plane belly space to fulfill cargo demand, pricing can be described as intermittently somewhat soft, except for the usual times that freight needs to move on a priority basis. The air carriers have managed their fleets well in the face of the excess capacity situation and as a result a market with soft rates one day can turn very quickly to a market where space is quite hard to get and, if you can get it, you pay handsomely for it as carriers increase their rates to ration their limited capacity.

31.    How are you thinking about net revenue and EPS growth longer-term? Do you still expect long-term net revenue and EPS growth of 10%-15%? Does this assume continued shifts from airfreight to ocean?

We've always felt that growth targets between the 10% and 15% range were where we should focus our efforts. It would include continued shifts in airfreight to ocean freight, however we do not as of yet project what that will be going forward. The International Air Transport Association (IATA) appears to have commissioned a study about what that shift might have been historically. The study estimates that, between the years 2000 and 2012, there was an approximate 2% shift per annum of airfreight cargo to ocean freight. This represents an annual shift in 2012 of 5,000,000 metric tons of airfreight to ocean freight (approximately 40,000 additional 747 - 400 all freighter flights per year, or roughly 110 flights per day).

By contrast, that same freight would fill approximately 1,370 forty-foot ocean freight containers (FEU) per day, which is less than 10% of the capacity of the newer 14,000 twenty-foot ocean freight containers (TEU) vessels. In other words, this shift has hardly had the same impact on ocean freight capacity that it has had on airfreight capacity. This represents an annual shift in 2012 of 5,000,000 metric tons of airfreight to ocean freight.

While that seems significant, there is still a lot of airfreight out there that someone else is handling that we think we could handle better in meeting customers' needs, so we're not all that concerned about the air-to-ocean shift, particularly since we have a strong ocean product.

32.    Ocean spot rates thus far in 2Q seem to have declined y/y and sequentially relative to 1Q, does this mirror what you are seeing? What should this mean for gross yields in 2Q and going forward? Should we expect gross yield deterioration starting in 2Q? How do you view the airfreight capacity environment today versus last year and what does mean for gross yields in 2014?

Ocean freight rates have been somewhat soft for quite some time, reflecting the overcapacity situation in the ocean freight markets. As to how this plays out on expected gross yields, we're not nearly as concerned about what the yield percentage is as we are about how much profit we make per container. While rates are soft, competition is also keen. As we have done for several quarters, we have reduced margins to pick up and maintain share. The airfreight capacity situation is not in an appreciably different position than last year.

33.    Relative to $48M and $53M in net CapEx the past two years, what are your net CapEx plans for 2014 and how should we think about net CapEx longer-term?

We refer you to the Liquidity and Capital Resources section of the Management's Discussion and Analysis part of our most recent Form 10-Q, relating to the 1st Quarter of 2014, filed with the Securities and Exchange Commission on May 8, 2014, wherein we estimate 2014 capital expenditures to be $75 million.

34.    What are the details behind the strategic assessment? Is this to find new growth opportunities or to slim down the business to focus on core functions? Why was the timing right to conduct a strategic assessment? What was the motivation behind it?

We believe we've answered the substance of this question in response to Question 11 above.

However, with respect to motivation and timing, the change in a long-standing CEO, who was also a founder, seemed a natural inflection point to pause and reassess what our strategic direction is. Again, the objective is to refine our focus and concentrate our resources in the most beneficial areas for future growth and profitability.

35.    Assuming the strategic assessment is to find and pursue new or additional growth opportunities what are some of the specific areas that are most attractive? Why are those most attractive? What positions Expeditors from a competitive perspective to participate in these services? How could the decisions made out of the strategic assessment affect either revenue growth or expenses? Especially if it meant some level of upfront costs.

At this stage of the strategic assessment, particularly given the methodology we described in our response to Question 11, we really aren't in a position to address specific details of what the results of the assessment are. We will share appropriate details, allowing for competitive concerns, as we progress with the exercise.

36.    How would Expeditors' industry leading technology overlap with any new services, again if indeed new services were fostered out of the strategic assessment?

Adequate provision has been contemplated to develop whatever strategic enablers will be required from our IT staff. Our system capabilities, the resources of our IT staff, and how those capabilities and resources are allocated is a primary objective of the strategic assessment.

37.     What new ideas either strategic or operational differences is Mr. Musser bringing with him compared to Mr. Rose?

Mr. Rose is an icon in in this industry. He has created phenomenal shareholder value for Expeditors' shareholders. From a small Company capitalized with $300,000 in 1981 and then commencing operations with only 20 people to a Fortune 500 global logistics provider with revenues of over $6 billion and more than 14,000 employees, Mr. Rose has presided over a corporate juggernaut few people are privileged to be part of from an employee perspective, let alone to serve as its CEO for 25 years.

Mr. Musser, despite his relative young age, has worked at Expeditors nearly as long as Mr. Rose did. Accordingly, his appreciation for and commitment to the unique Expeditors culture is in reality no different from that of Mr. Rose. Mr. Musser comes with a very unique portfolio of experience, one which the CEO selection committee thought was a true differentiator in his selection. He worked in increasingly responsible positions of geographic operations for 22 years culminating as the Regional Vice President of one of our largest and most profitable regions. He also has spent the last nine years in our Corporate office as our CIO before being elected the CEO. As you likely realize, IT is critical for our development. Much of what goes on in the IT group today is customer facing. Having wrestled with the complexities of maintaining a common system on six continents, while continuously developing, migrating and updating new systems capabilities, has given Mr. Musser a unique perspective on the importance of strategic alignment, resource allocation, concentration and focus.

It's safe to say that Mr. Musser will focus a great deal more of his time and energy on the strategic alignment of our future operational needs with our IT development resources than Mr. Rose would've been capable of doing. At this juncture in history, having our CEO have those kind of skill sets is a competitive advantage in and of itself.

38.     From an investor standpoint, are there any other leadership or shareholder changes to consider, especially regarding cash balances or how you communicate with shareholders?

Each CEO makes his or her own mark on how they deal with shareholders and investors. Mr. Musser has his own unique style. He is very open and transparent, is extremely comfortable in presenting in front of large groups of people or in discussing technical IT solutions or the importance of Expeditors cultures with smaller groups of employees. His own open and affable style will undoubtedly show itself as he deals with customers, employees and Wall Street. Mr. Musser understands the importance of shareholder engagement. While he probably won't spend a lot more time with investors than did Mr. Rose, because of the realistic pressures of managing a global logistics business of our scale, shareholders and investors will find him very approachable and very committed to telling the Expeditors story with the same amount of passion, but with a different delivery, than did his predecessor.

We think we've addressed cash balances in our responses to several previous questions, and we've also discussed Mr. Musser's planned and implemented organizational moves in our response to Question 17.

39.     We wish Mr. Rose well and congratulate him on the legacy he helped build. Why did his plans change so abruptly in terms of leaving the Board?

We think the press release regarding Mr. Roses' resignation as Chairman of the Board described the rationale for his decision. See Peter's retirement press release at:

http://investor.expeditors.com/pdf/pr/Peter_Rose_Resigns.pdf

40.     What are you seeing as to any impact on your business from the new ocean carrier alliances? How are you navigating any impacts from those?

Currently, we don't think these new ocean carrier alliances have been in place long enough to be able to assess their impact. Like everyone in this business, we are watching very closely.

41.    We believe there could be some evolution of vendor consolidation among the freight services companies they work with because they want to understand more of their supply chain data to make better decisions and be flexible regarding modes and services? It seems Expeditors would be well positioned to take advantage of those trends, would you share this view? If so, what does Expeditors need to do to take advantage of these trends?

In many ways, vendor consolidation, or Order Management as it is referred to at Expeditors, is one of the most strategic tools that we have. As enhancements and improvements have been made to our Order Management system, it has become a very powerful tool that would almost be more accurately called something akin to the supply-chain management tool it has become, having moved significantly beyond just an Order Management/vendor consolidation tool. As we continue to develop applications for and make improvements to our Order Management system, we find more ways to strategically leverage our existing core systems, and provide additional efficiencies to both our staff and to our customers. We agree that we are well-positioned to take advantage of these trends.

42.    I am an individual investor and wish to submit a question to be answered. After reading through the recent published Q and A, I notice that a "Transcon product" is mentioned, starting on Question #24. I have read the explanation in the Glossary and again reviewed the most recent 10K, but I am still a bit confused. What exactly is "Transcon"? Where would it's revenue, expense, profit be listed under? Is it lumped into "Customs Brokerage and Other Services" segment?

Transcon, is what we call our time-definite intra-continental (or domestic) transportation product. The Transcon product is essentially a domestic forwarding product, which in most instances, uses trucks to move our customers freight to and from domestic points. In some instances, airfreight or other modes are utilized to fulfill our customers domestic transportation needs. This is in contrast to freight moved between international points, the service that our air and ocean products provide. Hopefully this explanation clarifies what our glossary did not.

Yes, you are correct that Transcon is included within the Customs Brokerage and Other Services segment in our P&L.

43. In looking at the results of your proxy votes reported at the annual shareholders meeting filed on a recent 8-K, we note that Expeditors lost its first ever say on pay vote. What are the ramifications of the outcome of this vote.

The Compensation Committee of the Board of Directors, and Management, are looking very carefully at the provisions of the executive compensation program, taking into account observations and feedback shared by our shareholders during the proxy process. Since Expeditors' compensation program has traditionally been viewed as such a key element of Expeditors' success, any adjustments that will need to be made will undoubtedly need to take into consideration the culture of the Company, while accommodating the expressed wishes of shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

May 19, 2014	/s/ JEFFREY S. MUSSER
Jeffrey S. Musser, President, Chief Executive Officer and Director

May 19, 2014	/s/ R. JORDAN GATES
R. Jordan Gates, President and Chief Operating Officer